Exhibit 99.1

BioTime Announces Second Quarter 2014 Results and Recent Developments

  Three cancer diagnostic products in clinical development
  IND amendment pending for expanded clinical trials of AST-OPC1
  Asterias obtains over $12 million in financing and awarded a $14 million grant
  FDA provides 510(k) premarket clearance for Premvia™

ALAMEDA, Calif.--(BUSINESS WIRE)--August 12, 2014--BioTime, Inc. (NYSE MKT: BTX) today reported financial results for the first quarter ended June 30, 2014 and highlighted recent corporate accomplishments.

“We are pleased with our success to date in building toward our goal of developing both near-term commercial applications of our technologies and maintaining our focus on the power of pluripotent stem cells to create innovative human therapeutics,” said Dr. Michael D. West, BioTime’s Chief Executive Officer. “Near-term product development underway includes our subsidiary OncoCyte Corporation’s three cancer diagnostic products undergoing clinical studies, mobile health product development in our subsidiary LifeMap Solutions, Inc., our Renevia™ pivotal clinical trial in Europe, steps to prepare for the marketing of our recently FDA-cleared wound healing product Premvia™, and growing research product sales by our ESI BIO division.”

“BioTime’s longer-term major therapeutic product opportunities are based on the broad range of cell-based regenerative therapies planned for development from its pluripotent stem cell technology platform. This platform is protected by over 600 patents and patent applications worldwide within the BioTime family of companies. Our subsidiary Asterias Biotherapeutics, Inc. has submitted an amended IND to the FDA for a Phase 1/2a clinical trial of AST-OPC1 for the treatment of cervical spinal cord injury and is currently awaiting clearance from the FDA for that trial. Asterias is also currently undertaking process development of AST-VAC2, a cancer immunotherapy targeting the important antigen called telomerase, for a potential clinical trial in lung cancer. This progress, along with the appointment of Pedro Lichtinger as Asterias’ CEO and the award of a $14 million grant from the California Institute for Regenerative Medicine, should fuel the development of these first-in-class therapeutic products. Recently, Asterias’ shares began to trade publicly under the symbol ASTYV, the first of our subsidiaries to have its shares trade publicly. Lastly, we expect that BioTime’s subsidiary Cell Cure Neurosciences Ltd. will soon file its IND to begin a clinical trial of OpRegen® for the treatment of age-related macular degeneration. Additional important cell-based product development is underway in our disease-focused subsidiaries OrthoCyte Corporation and ReCyte Therapeutics.”

“As we saw in the first quarter of this year, our expenses have risen compared to recent quarters, but our progress during the second quarter in streamlining our workforce through shared core resources among our subsidiaries should reduce our cash burn rate in the third quarter. We would like to thank those who share our goal of better health in the coming era of regenerative medicine. Their continued support and the diligent efforts of our collaborators at leading academic medical institutions is critical in advancing our products from the lab bench to the clinic, where they are desperately needed.”

Second Quarter and Recent Highlighted Corporate Accomplishments

  The California Institute for Regenerative Medicine (“CIRM”) approved a $14.3 million Strategic Partnership III grant to BioTime’s subsidiary Asterias Biotherapeutics, Inc. (“Asterias”). The grant, entitled “A Phase 1/2a Dose Escalation Study of AST-OPC1 in Patients with Cervical Sensorimotor Complete Cervical Spinal Cord Injury,” will provide funding for Asterias to reinitiate clinical development of AST-OPC1 in subjects with spinal cord injury, to expand clinical testing of escalating doses in the target population intended for future pivotal trials, and for product development efforts to refine and scale manufacturing methods to support eventual commercialization. Asterias is preparing to initiate the dose escalation Phase 1/2a clinical trial of AST-OPC1 in patients with cervical injuries in six to nine months subject to clearance from the United States Food and Drug Administration (“FDA”). AST-OPC1 is a population of cells derived from human embryonic stem cells (hESCs) that contains oligodendrocyte progenitor cells (OPCs). OPCs and their mature derivatives called oligodendrocytes provide critical functional support for nerve cells in the spinal cord and brain. The CIRM funding will be conditional on approval of the trial by the FDA, execution of a definitive agreement between Asterias and CIRM, and Asterias’ continued progress to achieve certain pre-defined project milestones.
  LifeMap Solutions, Inc. (“LifeMap Solutions”), a newly formed subsidiary of BioTime’s subsidiary LifeMap Sciences, Inc., entered into a Co-Development and Option Agreement with the Icahn School of Medicine at Mount Sinai to cooperatively develop internet, web-based, mobile user or consumer software products to provide users with information that may potentially aid them in improving lifestyle and healthcare decisions and outcomes. The planned products are envisioned to provide information based on interpretations of one or more components of: clinical, genetic, wearable device, and other data relating to human disease, health or wellness.
  BioTime successfully received ISO 13485:2003 certification from BSI (British Standards Institution) for design, development, manufacture, and distribution of BioTime HyStem® hydrogels for cell delivery applications. BSI is currently one of the world’s largest independent certification bodies for quality management systems and ISO 13485:2003 is the world’s most recognized standard for quality management systems for medical devices, and is the most commonly chosen path for companies to meet the quality system requirements in Europe, Canada, Japan, Australia, and certain other countries. This certification is an important milestone also in BioTime’s development program for Renevia™, a cell delivery matrix scheduled to begin pivotal human clinical trials in 2014 at the Stem Center in Palma de Mallorca, Spain. In this first clinical application, Renevia™ will be used as a delivery matrix for autologous adipose cells to treat the facial lipoatrophy associated with HIV. Restoration of normal skin contour is an important quality-of-life issue with this chronic condition and BioTime believes that this cell-based therapy will offer fewer complications and a more natural like appearance compared to products currently available. It has been estimated that worldwide over 40% of individuals receiving long-term antiretroviral therapies suffer from this disfiguring condition. According to www.avert.org in 2011 there were approximately 800,000 persons living with HIV/AIDS in Western Europe. Globally the number exceeds 30 million.
  BioTime and its subsidiary OncoCyte Corporation (“OncoCyte”) entered into a License Agreement with Cornell University through which Weill Cornell Medical College will provide blood samples derived from healthy people and lung cancer patients for comparative analysis using PanC-Dx™, its cancer diagnostic product. OncoCyte scientists will determine levels of tumor-associated gene expression in these samples, including assessing levels of its proprietary PanC-Dx™ cancer markers. The results of these analyses, along with the results of the nearly complete clinical study currently being conducted by OncoCyte’s collaborators at The Wistar Institute, will be combined to produce a data set from over 700 patients. This data will be used by OncoCyte to assess the performance of potential cancer markers for the purpose of developing a multi-marker test for the detection of lung cancer. As part of the license, OncoCyte retains all rights to develop and market its proprietary lung cancer diagnostic products.
  More recently, OncoCyte initiated a multi-site clinical trial of its urine-based bladder cancer diagnostic test that will involve up to 1,200 patient samples from at least four large urology clinics in the U.S. The goal of the current clinical trial is to compare the performance of OncoCyte’s proprietary PanC-Dx™ bladder cancer markers to the performance of cystoscopy. Investigators in the trial are collecting urine samples from patients undergoing cystoscopy for the diagnosis of either primary or recurrent bladder cancer. Cystoscopy and biopsy results will be compared with the results of OncoCyte’s proprietary diagnostic test panel in determining the overall performance of the PanC-Dx™ markers.
  BioTime and certain subsidiaries were issued 14 new patents covering a wide range of core technologies foundational to BioTime’s business. The new patents add to the largest known patent estate under one corporate umbrella in the field of pluripotent stem cell technology known as “regenerative medicine” with over 600 existing patents and patent applications owned or licensed to BioTime and its subsidiaries worldwide. These patents include:
    United States patent 8,685,386 – This patent is based on work performed at BioTime on the PureStem® cell lines capable of becoming cell types useful in the repair of cartilage and bone. The claims cover certain PureStem® cell types as well as certain products made from them used in patients. Titled “Methods and Compositions for In Vitro and In Vivo Chondrogenesis,” this patent is one of numerous patents useful to BioTime’s subsidiary OrthoCyte Corporation.
    United States patent 8,691,793 – Certain claims in this patent relate to chemical modifications of glycosaminoglycans such as hyaluronic acid (one of the components of at least two HyStem®-related products in development by BioTime).
    Japan patent 2011-047716 – Oligodendrocytes derived from human embryonic stem cells for remyelination and treatment of spinal cord injury are described. The patent relates to methods of making oligodendrocytes from human embryonic stem cells. The patent is useful to Asterias Biotherapeutics, Inc. for its AST-OPC1 product development.
    Australia patent 2012203810 – Methods and Compositions for the Treatment and Diagnosis of Bladder Cancer. The patent relates to methods of detecting bladder cancer by contacting a sample from a subject with agents that bind certain proprietary markers expressed in patients with bladder cancer. The patent is useful for BioTime’s subsidiary OncoCyte Corporation for its cancer diagnostic product development.
  Asterias appointed Pedro Lichtinger as its President and Chief Executive Officer. Mr. Lichtinger, 60, served as President, Chief Executive Officer, and a director of Optimer Pharmaceuticals, Inc., from May 2010 to February 2013. Mr. Lichtinger previously served as an executive of Pfizer, Inc. from 1995 to 2009, including as President of Pfizer's Global Primary Care Unit from 2008 to 2009, Area President, Europe from 2006 to 2008, President, Global Animal Health from 1999 to 2006, and Regional President Europe Animal Health from 1995 to 1999. Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, last serving as Senior Vice-President Europe Animal Health from 1987 to 1995. Mr. Lichtinger serves as a director of BioTime and previously served as a director of Optimer Pharmaceuticals, Inc. Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Engineering degree from the National University of Mexico.
  Asterias sold 5,000,000 BioTime common shares, with warrants to purchase 5,000,000 shares of Asterias Series B common stock to two private investors for $12,500,000 in cash. Asterias acquired the BioTime common shares from BioTime on October 1, 2013 pursuant to the Asset Contribution Agreement among BioTime, Asterias and Geron Corporation through which Asterias acquired Geron’s stem cell assets and certain stem cell and other assets from BioTime. The warrants are governed by a Warrant Agreement. The warrants will expire on at 5:00 p.m. New York time on June 15, 2015 if not exercised by that date, and have an exercise price of $2.34 per share.
  On August 7, 2014, BioTime received notification from the U.S. Food and Drug Administration of a premarket clearance of its 510(k) application for Premvia™. Premvia™ is a HyStem®-based product indicated for the management of wounds including: partial-thickness, full-thickness, tunneling wounds, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, donor skin graft sites, post-Moh’s surgery, post-laser surgery, podiatric wounds, wound dehiscence, abrasions, lacerations, second degree burns, skin tears, and draining wounds. BioTime’s next step is to identify market segments and build its marketing capability for Premvia™ which will take some time.

Financial Results

Revenue

For the six months ended June 30, 2014, on a consolidated basis, total revenue was $2.2 million, up $0.3 million or 19% from $1.8 million for the same period one year ago. The increase in revenue is primarily attributable to a $0.4 million increase in grant income primarily from a grant awarded to BioTime’s subsidiary Cell Cure Neurosciences Ltd. (“Cell Cure Neurosciences”) from Israel’s Office of the Chief Scientist, offset in part by the decline in license fees of $0.1M primarily due to full recognition of the unamortized balance of the Summit license fees received in advance during the fourth quarter of 2013 as a result of the termination of our license agreements with Summit in 2013.

Expenses

Operating expenses for the six months ended June 30, 2014 were $26.0 million, compared to expenses of $18.0 million for the same period of 2013. The increase in operating expenses is primarily attributable to an increase in staffing, and the expansion of research and development efforts, including additional expenses in the Renevia™ clinical safety trial program, the development of OpRegen® by BioTime’s subsidiary Cell Cure Neurosciences for the treatment of dry age related macular degeneration, and the increased staffing and operations of Asterias in connection with the Geron stem cell asset acquisition and by LifeMap Solutions. In addition, during the first six months in 2014, operating expenses included $1.5 million of amortization expense of intangible assets recorded in connection with the Geron stem cell asset acquisition in October 2013.

Net Loss

Net loss attributable to BioTime common shareholders for the six months ended June 30, 2014 was $17.6 million or $0.29 per share, compared to a net loss of $15.3 million or $0.29 per share for the same period in 2013. The increase in net loss is primarily attributed to increased research and development related activity primarily in Asterias, LifeMap Solutions, and Cell Cure Neurosciences. This increase is to some extent offset by the $2.9 million income tax benefit recorded as of June 30, 2014 compared with none in the same period in 2013. Net losses attributable to BioTime include losses from BioTime majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Balance Sheet and Subsequent Financing Events

Cash and cash equivalents, on a consolidated basis, totaled $15.7 million as of June 30, 2014, compared with $5.5 million as of December 31, 2013. The cash on hand at June 30, 2014 includes $12.9 million held by Asterias. Subsequent to June 30, 2014, Asterias paid $5 million in cash to BioTime as a reimbursement of Asterias’ operating expenses paid or incurred by BioTime for Asterias’ account.

During the six months ended June 30, 2014, BioTime and certain of its subsidiaries raised approximately $15.8 million of additional equity capital through the sale of BioTime common shares in “at-the-market” transactions, including approximately $6.4 million in equity financing from long-term BioTime investors. In addition, BioTime raised $3.5 million of equity capital through the sale of 70,000 shares of a newly authorized Series A Convertible Preferred Stock to private investors.

In addition, BioTime’s subsidiary Asterias received $12.5 million in June 2014 through the sale of 5,000,000 BioTime common shares, with warrants to purchase 5,000,000 shares of Asterias Series B common stock, to two private investors who are long-term BioTime shareholders.

Asterias raised an additional $0.5 million from the sale of 200,000 shares of Asterias Series B common stock to its newly appointed President and Chief Executive Officer.

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About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications, and is planning to initiate a pivotal clinical trial around Renevia™, in 2014. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is developing pluripotent stem-cell based therapies in neurology and oncology, including AST-OPC1 oligodendrocyte progenitor cells in spinal cord injury, multiple sclerosis and stroke, and AST-VAC2, an allogeneic dendritic cell-based cancer vaccine. Asterias’ stock is traded using the ticker ASTYV.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with three clinical trials currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime stock is traded on the NYSE Market exchange, ticker BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31,
	(Unaudited)	2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,721,508	$5,495,478
Inventory	257,929	178,694
Trade accounts and grants receivable, net	1,190,723	998,393
Prepaid expenses and other current assets	1,476,104	1,277,405
Total current assets	18,646,264	7,949,970

Equipment, net	2,982,973	2,997,733
Deferred license and consulting fees	391,584	444,833
Deposits	435,482	129,129
Other long-term assets	57,048	-
Intangible assets, net	43,472,089	46,208,085
TOTAL ASSETS	$65,985,440	$57,729,750

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,741,617	$6,722,624
Capital lease liability, current portion	57,500	-
Deferred license and subscription revenue, current portion	270,348	235,276
Total current liabilities	5,069,465	6,957,900

LONG-TERM LIABILITIES
Deferred rent, net of current portion	20,112	35,997
Capital lease, net of current portion	57,500	-
Deferred tax liability, net	14,244,078	8,277,548
Other long-term liabilities	9,860	195,984
Total long-term liabilities	14,331,550	8,509,529

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred shares, no par value, authorized 2,000,000 shares as of June 30, 2014 and December 31, 2013; 70,000 and nil issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	3,500,000	-
Common shares, no par value, authorized 125,000,000 shares as of June 30, 2014 and December 31, 2013; 72,268,526 issued and 66,869,984 outstanding as of June 30, 2014 and 67,412,139 issued and 56,714,424 outstanding at December 31, 2013	199,944,402	203,456,401
Contributed capital	59,934	93,972
Accumulated other comprehensive (loss)/income	(85,134)	62,899
Accumulated deficit	(163,387,382)	(145,778,547)
Treasury stock at cost: 5,398,542 and 10,697,715 shares at June 30, 2014 and at December 31, 2013, respectively	(22,119,467)	(43,033,957)
BioTime stockholders' equity	17,912,353	14,800,768
Noncontrolling interest	28,672,072	27,461,553
Total stockholders' equity	46,584,425	42,262,321
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,985,440	$57,729,750

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

REVENUES:
License fees	$300,079	$362,249	$594,582	$712,078
Royalties from product sales	76,109	103,315	173,996	210,914
Grant income	640,034	693,480	1,215,614	777,293
Sale of research products	90,478	57,281	189,068	124,005
Total revenues	1,106,700	1,216,325	2,173,260	1,824,290

Cost of sales	(251,265)	(180,811)	(383,179)	(363,560)

Gross Profit	855,435	1,035,514	1,790,081	1,460,730

EXPENSES:
Research and development	(9,081,137)	(5,530,395)	(17,469,570)	(10,975,825)
General and administrative	(4,835,972)	(3,621,570)	(8,503,259)	(7,005,091)
Total operating expenses	(13,917,109)	(9,151,965)	(25,972,829)	(17,980,916)

Loss from operations	(13,061,674)	(8,116,451)	(24,182,748)	(16,520,186)

OTHER INCOME/(EXPENSES):
Interest (expense)/income, net	(10,024)	579	(18,398)	1,522
Gain/(loss) on sale or write off of fixed assets	-	800	(8,576)	(710)
Other income/(expense), net	164,732	(80,541)	242,868	(109,520)
Total other expenses, net	154,708	(79,162)	215,894	(108,708)

LOSS BEFORE INCOME TAX BENEFIT	(12,906,966)	(8,195,613)	(23,966,854)	(16,628,894)

Deferred income tax benefit	1,513,258	-	2,862,284	-

NET LOSS	(11,393,708)	(8,195,613)	(21,104,570)	(16,628,894)

Net loss attributable to noncontrolling interest	1,873,518	645,848	3,495,735	1,346,503

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	(9,520,190)	(7,549,765)	(17,608,835)	(15,282,391)
Dividends on preferred shares	(34,038)		(34,038)
Net loss attributable to common shareholders	(9,554,228)	(7,549,765)	(17,642,873)	(15,282,391)

Unrealized gain/(loss) on available-for-sale assets	1,120	-	(1,530)	-
Foreign currency translation (loss)/gain	(74,831)	28,857	(182,071)	177,294

TOTAL COMPREHENSIVE NET LOSS	$(9,593,901)	$(7,520,908)	$(17,792,436)	$(15,105,097)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.16)	$(0.14)	$(0.29)	$(0.29)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	61,498,164	53,791,434	59,886,748	52,490,767

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com